Exhibit 99.2

Form of Press Release Dated February 25, 2003

National Wine & Spirits, Inc. announces loss of brand
distribution rights in Illinois

Indianapolis, Indiana.     (February 25, 2003.)     National Wine & Spirits, Inc. (“NWS”) announced today that it had been notified by two suppliers, Future Brands and Canandaigua Wine Company, that NWS’ brand distribution rights for the State of Illinois were being terminated. These decisions represent a continuation of a state-by-state consolidation and realignment of brands, including decisions by Diageo following its purchase of multiple Seagram brands in 2001. The terminations by Future Brands and Canandaigua Wine Company are to be effective April 30, 2003 and March 31, 2003, respectively.

Revenue for the affected brands in Illinois for the twelve months ended December 31, 2002 was approximately $114 million, and total cases shipped were approximately 1.6 million.  For the same twelve-month period, distribution of these brands in Illinois contributed approximately $22 million to the gross profit of NWS.

James E. LaCrosse, Chairman and CEO of NWS, stated, “We are obviously disappointed by these decisions.  However, we remain committed to the Illinois marketplace and look forward to building an even stronger company in the future with Glazer’s, our new strategic partner in Illinois.

Bennett Glazer, CEO of Glazer’s Wholesale Distributors, said, “Future Brands and Canandaigua will be missed in Illinois, but the Glazer organization has deep relationships in all of its markets. We are confident that our efforts with NWS in Illinois will lead to new brands to replace the volume lost.”

About National Wine & Spirits, Inc.

Indianapolis–based National Wine & Spirits, Inc. is the largest distributor of wine & spirits in the Midwest and one of the leading distributors of alcohol beverages in the U.S. NWS serves over 36,000 retail customers across Indiana, Illinois, Michigan and Kentucky.

Forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause the Company’s actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2002, and its Form 10-Q for the nine months ended December 31, 2002.